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EXHIBIT 99.1

[CROWN PACIFIC LOGO]

Contact:	Financial Inquiries: Steven E. Dietrich Crown Pacific (503) 274-2300	Buyer Inquiries: Forest Capital Partners, LLC www.forestcap.com
Media Inquiries John W. Mangan (503) 701-7503

CROWN PACIFIC ANNOUNCES MAJOR NORTHWEST
TIMBERLAND SALES, PROCEEDS WILL BE USED TO REDUCE DEBT

        PORTLAND, ORE.—February 5, 2002—Crown Pacific Partners, L.P. (NYSE: CRO), an integrated forest products company, today announced it has entered into two agreements to sell parcels comprising its entire Northern Idaho Tree Farm to Patriot Investments, LLC for an aggregate total of $189.5 million. Patriot Investments, LLC is managed by Forest Capital Partners, LLC, a Boston based private equity timberland investment firm. The net proceeds will be used to reduce outstanding Partnership debt.

        The first transaction will comprise approximately 157,000 acres and is expected to close during the first quarter of 2002. The second transaction will comprise approximately 94,000 acres and is expected to close during mid 2002. The agreements give the Partnership the option to close the two transactions simultaneously. The net proceeds are subject to normal and typical post closing adjustments.

        The Partnership will realize a gain on the transactions, but holders of Common Units in the Partnership, in general, are not expected to recognize any taxable gain as a result of the transactions. It is expected that the original approximately 25 limited partners in the partnerships that contributed these assets to Crown Pacific in 1994, however, will be required to recognize a gain for tax purposes. The Partnership expects to contact these partners directly with further updates.

        "We are pleased to be selling this timberland asset to a buyer with a long term commitment to the resource," said Crown Pacific President and Chief Executive Officer Peter W. Stott. "This transaction follows our exit of the lumber manufacturing business in the region last year and evidences our strategy of reducing our debt through selected asset sales so we can position the company to grow those of our business units that have a higher return on invested capital."

        "We appreciate the long service of our dedicated employees on this tree farm during our tenure of ownership," concluded Mr. Stott.

About Crown Pacific

        Crown Pacific Partners, L.P. (NYSE: CRO) is an integrated forest products company. After the sale announced above, the Partnership will own and manage approximately 524,000 acres of timberland, utilizing modern forest practices to balance growth with environmental protection. Its efficient mills in Oregon and Washington are capable of producing over 325 million board feet of lumber annually for domestic and export markets. Crown Pacific's strategic network of marketing and sales offices in the West provide cost-effective product distribution, and have made the Partnership a market leader in several of the nation's fastest growing housing markets.

        Further details and discussion of the Partnership's operating performance and outlook, as well as copies of Partnership news releases, may be obtained from Crown Pacific's Web site at www.crownpacificpartners.com or by calling the Partnership directly at (888) NYSE CRO (697-3276).

Forward-Looking Statements

        Information contained in all sections of this release includes forward-looking statements including statements regarding the Partnership's expectations, hopes, beliefs, intentions or strategies regarding the future that are not purely historical, but are based on assumptions that in the future may prove not to be accurate. These assumptions include, harvest volumes, species mix, prices for logs and lumber, demand for housing and levels and amounts received for stumpage, property and asset sales. Crown Pacific Partners, L.P.'s business and prospects are subject to a number of risks, including the volatility of timber and lumber prices, factors limiting harvesting of timber including contractual obligations, governmental restrictions, weather and access limitations—as well as the substantial capital expenditures required to supply its operations.

        Additional factors that could affect future performance include environmental risks, operating risks normally associated with the timber industry, competition, government regulations and policies, and economic changes in the regions where the Partnership's products or substitute products are sold, including Southeast Asia and Japan. Other risk factors include the ability of the Partnership to implement its business strategy and the increase in the value of the U.S. dollar against foreign currencies. These and other risks are described in the Partnership's registration statements and reports filed from time to time on forms 10-K, 8-K, and 10-Q and reports to unitholders, which are available from the Partnership or the United States Securities and Exchange Commission.

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CROWN PACIFIC ANNOUNCES MAJOR NORTHWEST TIMBERLAND SALES, PROCEEDS WILL BE USED TO REDUCE DEBT